News Release

FOR RELEASE –– JUNE 3, 2009

Carlos M. Gutierrez named to Corning Board

CORNING, N.Y. — Corning Incorporated (NYSE:GLW) has announced that Carlos M. Gutierrez, former U.S. Secretary of Commerce, today was appointed to the company’s board of directors.

The Corning board also determined that he qualifies as an independent director. He will serve on the Corning board effective immediately. Secretary Gutierrez will hold office until Corning’s annual meeting of shareholders on April 29, 2010, when it is expected that he will be nominated to serve a three-year term. His appointment brings the number of Corning directors to 15. The size of the board has ranged from 13 to 18 directors since 1990.

Gutierrez, 55, brings a broad government and business perspective to the Corning board. He served as U.S. Secretary of Commerce from February 2005 through January 2009. In that role, he also served as co-chair of the U.S. Commission for Assistance to a Free Cuba. He served as chairman and chief executive officer of Kellogg Company from April 2000 through February 2005. He is a director of United Technologies Corporation, and he is also a member of the Board of Trustees the Woodrow Wilson International Center for Scholars.

He studied business administration at the Monterrey Institute of Technology in Queretaro, Mexico.

About Corning Incorporated
Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 150 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins (607) 974-4197 collinsdf@corning.com	Kenneth C. Sofio (607) 974-7705 sofiokc@corning.com

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